                                                                   Exhibit 23(a)

              Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Lincoln National Corporation for the registration of up to $600,000,000 aggregate public offering price of either debt securities, preferred stock, or common stock or a combination thereof and to the incorporation by reference therein of our report dated February 8, 1995, with respect to the consolidated financial statements and schedules of Lincoln National Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP

Fort Wayne, Indiana
May 31, 1995